Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2011 Equity Incentive Plan, as amended, the 2021 Stock Option and Incentive Plan, and the 2021 Employees Stock Purchase Plan of Marqeta, Inc. of our report dated April 1, 2021, with respect to the consolidated financial statements of Marqeta, Inc. included in the Registration Statement (Form S-1 No. 333-256154) and related Prospectus of Marqeta, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 8, 2021